As filed with the Securities and Exchange Commission on November 19, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERCHANGE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0849123
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

24422 Avenida de la Carlota, Suite 120
Laguna Hills, California 92653
(Address of Principal Executive Offices)

INTERCHANGE CORPORATION
2004 INCENTIVE EQUITY PLAN, AS AMENDED

INTERCHANGE CORPORATION 2000 INCENTIVE EQUITY PLAN

INTERCHANGE CORPORATION 1999 INCENTIVE EQUITY PLAN

(Full Title of the Plans)

Copy to:
Heath B. Clarke Chief Executive Officer and Chairman of the Board 24422 Avenida de la Carlota, Suite 120 Laguna Hills, California 92653 (949) 784-0800	Cary K. Hyden Derek D. Dundas Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered	Registered(4)	Per Share(5)	Price(5)	Fee
Common stock, par value $0.00001 per share, issuable pursuant to the Interchange Corporation 2004 Incentive Equity Plan, as Amended (1)	309,125 shares	$3.82	$1,180,857.50	$149.62
	290,875 shares	$24.49	$7,123,528.75	$902.56
Common stock, par value $0.00001 per share, issuable pursuant to the Interchange Corporation 2000 Incentive Equity Plan (2)	491,612 shares	$2.93	$1,440,423.16	$182.51
	8,388 shares	$24.49	$205,422.12	$26.03
Common stock, par value $0.00001 per share, issuable pursuant to the Interchange Corporation 1999 Incentive Equity Plan (3)	492,210 shares	$3.05	$1,501,240.50	$190.21
	3,415 shares	$24.49	$83,633.35	$10.60

Total:	1,595,625 shares			$1,461.53

(1)	The Interchange Corporation 2004 Incentive Equity Plan, as Amended (the “2004 Plan”) authorizes the issuance of 600,000 shares of common stock, par value $0.00001 per share, of Interchange Corporation, of which 600,000 of the authorized shares are being registered hereunder.

(2)	The Interchange Corporation 2000 Incentive Equity Plan (the “2000 Plan”) authorizes the issuance of 500,000 shares of common stock, par value $0.00001 per share, of Interchange Corporation, of which 500,000 of the authorized shares are being registered hereunder.

(3)	The Interchange Corporation 1999 Incentive Equity Plan (the “1999 Plan”) authorizes the issuance of 500,000 shares of common stock, par value $0.00001 per share, of Interchange Corporation, of which 495,625 of the authorized shares are being registered hereunder.

(4)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the 2004 Plan, the 2000 Plan and the 1999 Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization or similar transaction.

(5)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering prices for the 2004 Plan are calculated on the basis of (a) $3.82, the weighted average exercise price (rounded to the nearest cent) of the 309,125 shares subject to outstanding awards under the 2004 Plan and (b) the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq SmallCap Market on November 16, 2004, on 290,875 shares issuable under the 2004 Plan that are not subject to outstanding awards. The price per share and aggregate offering prices for the 2000 Plan are calculated on the basis of (a) $2.93, the weighted average exercise price (rounded to the nearest cent) of the 491,612 shares subject to outstanding awards under the 2000 Plan and (b) the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq SmallCap Market on November 16, 2004, on 8,388 shares issuable under the 2000 Plan that are not subject to outstanding awards. The price per share and aggregate offering prices for the 1999 Plan are calculated on the basis of (a) $3.05, the weighted average exercise price (rounded to the nearest cent) of the 492,210 shares subject to outstanding awards under the 1999 Plan and (b) the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq SmallCap Market on November 16, 2004, on 3,415 shares issuable under the 1999 Plan that are not subject to outstanding awards.

Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Interchange Corporation (the “Registrant”) relating to an aggregate of 1,595,625 shares of the Registrant’s common stock, par value $0.00001 per share, issuable to eligible employees, directors and consultants of the Registrant under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We are not filing or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)	The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Commission on March 29, 2000, in connection with the Registrant’s Registration Statement on Form SB-2 (No. 333-116965), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2003 and 2002;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the period ended September 30, 2004, filed with the Commission on November 19, 2004 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c)	The description of the Registrant’s Common Stock set forth under the caption “Description of Securities” in Registrant’s Registration Statement on Form SB-2 (No. 333-116965) as originally filed with the Securities and Exchange Commission on June 29, 2004 or as subsequently amended, and in the prospectus included in such filing.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. A report furnished on Form 8-K shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     The bylaws of the Registrant provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation, bylaws and the DGCL, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     We have entered into indemnity agreements with each of our directors and officers. These indemnity agreements require that the Registrant indemnify each director and officer for amounts that he is or becomes obligated to pay because of any claim or claims made against him by reason of the fact that he is or was a director or officer of the Registrant, by reason of any action (or failure to act) taken by him or any action (or failure to act) on his part while acting as a director or officer of the Registrant, or by reason of the fact that he is or was serving at the request of the Registrant as a director or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). The indemnity agreements require the Registrant to advance the expenses incurred by a director or officer, upon receipt of his request, provided that the director or officer undertakes to repay the advance to the extent that it is ultimately determined that he is not entitled to be indemnified by the Registrant under the provisions of the indemnity agreements, the bylaws of the Registrant, applicable law or otherwise. Absent the indemnity agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant’s Certificate of Incorporation and Bylaws.

     We have a liability insurance policy that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See “Index to Exhibits” on page 7.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Interchange Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on this 19th day of November 2004.

INTERCHANGE CORPORATION
By:	/s/ Heath B. Clarke
Heath B. Clarke
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Heath B. Clarke and Douglas S. Norman, and each of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of November 19, 2004.

Signature	Title
Chairman and Chief Executive Officer
/s/ Heath B. Clarke	(Principal Executive Officer)

Heath B. Clarke

Chief Financial Officer and Secretary
/s/ Douglas S. Norman	(Principal Financial and Accounting Officer)

Douglas S. Norman

/s/ Theodore E. Lavoie	Director

Theodore E. Lavoie

/s/ Philip K. Fricke	Director

Philip K. Fricke

INDEX TO EXHIBITS

EXHIBIT
4.1[1]	Form of Common Stock Purchase Warrant between the Registrant and certain underwriters
5.1+	Opinion of Latham & Watkins LLP
23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2+	Consent of Haskell & White LLP, Independent Registered Public Accounting Firm
24+	Power of Attorney (included in the signature page to this Registration Statement)
99.1[2]	1999 Incentive Equity Plan
99.2+	Form of 1999 Incentive Equity Plan Stock Option Agreement
99.3[2]	2000 Incentive Equity Plan
99.4+	Form of 2000 Incentive Equity Plan Stock Option Agreement
99.5[3]	2004 Incentive Equity Plan, as Amended
99.6+	Form of 2004 Incentive Equity Plan as Amended Stock Option Agreement

1 Exhibit 4.1 is incorporated herein by reference to Exhibit 4.19 of Registrant’s Registration Statement on Form SB-2 (No. 333-116965) filed with the Commission on June 29, 2004, or as subsequently amended.

2 Exhibits 99.1 and 99.3 are incorporated herein by reference to Exhibits 10.1 and 10.2, respectively, of Registrant’s Registration Statement on Form SB-2 (No. 333-116965) filed with the Commission on June 29, 2004, or as subsequently amended.

3 Exhibit 99.5 is incorporated herein by reference to Exhibit 10.1 of Registrant’s Quarterly Report for the period ended September 30, 2004, on Form 10-QSB filed with the Commission on November 19, 2004.

+ Filed herewith